Digirad Corporation S-4

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Digirad Corporation

Poway, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 1, 2019, relating to the consolidated financial statements of Digirad Corporation (“Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s change in accounting method related to revenue.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California

July 19, 2019